Exhibit 99.6
FOR IMMEDIATE RELEASE

Contact:	Martha Fleming (404) 240-1504
FIDELITY ELECTS NEW DIRECTOR OF COMPANY AND BANK
     ATLANTA, GA. (January 22, 2010) — Fidelity Southern Corporation (NASDAQ: LION) announced the election of William C. Lankford, Jr. to its Board of Directors, and to the Board of Fidelity Bank.
     Mr. Lankford has been the managing member of Moore Stephens Tiller LLC since 1990 after being a member of the firm since 1979. In addition to his strategic and administrative duties, he specializes in providing tax and financial consulting services to corporations, individuals and non-profit organizations.
     A Georgia native, Mr. Lankford graduated from the University of Georgia in 1972 with a master’s degree in accounting. After college, he served as an officer in the United States Army Field Artillery at Fort Sill, Oklahoma.
     Mr. Lankford is a Trustee of the Georgia Tax Forum, a trustee of the Atlanta Tax Forum and the Georgia Federal Tax Conference. He is also a member of the Atlanta Estate Planning Council, and is on the board for the University of Georgia’s J.M. Tull School of Accounting. In his spare time, he enjoys shooting sporting clays and hunting.
     James B. Miller, Jr., Chairman of Fidelity Southern Corporation and Fidelity Bank, stated: “We are honored to welcome Bill to our Boards. His experience, strong ethics, and financial acumen will contribute greatly to Fidelity. We look forward to his guidance and to benefiting from his insight as we continue to grow Fidelity and serve our communities.”
     Fidelity Southern Corporation, through its operating subsidiary, Fidelity Bank and LionMark Insurance Company, provides banking services and credit-related insurance products through 23 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA and mortgage loans are provided through employees located throughout the Southeast. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.